Exhibit 99.1

CRH Medical Corporation to Present at the Canaccord Genuity Growth Conference

VANCOUVER, July 30, 2019 /CNW/ - CRH Medical Corporation (TSX: CRH) (NYSE MKT: CRHM) (the "Company"), announces that it will participate in the 2019 Canaccord Genuity Growth Conference at the Intercontinental Hotel in Boston, Massachusetts.

Tushar Ramani, Chief Executive Officer of the Company and Richard Bear, Chief Financial Officer of the Company, are scheduled to present on Thursday, August 8th at 9:30 am ET. A webcast of the presentation will be available at http://wsw.com/webcast/canaccord35/crhm/. The webcast will be accessible for two weeks following the event.

For more details about the conference, please visit http://growthconference.canaccordgenuity.com.

About CRH Medical Corporation:

CRH Medical Corporation is a North American company focused on providing gastroenterologists throughout the United States with innovative services and products for the treatment of gastrointestinal diseases. In 2014, CRH became a full-service gastroenterology anesthesia company that provides anesthesia services for patients undergoing endoscopic procedures in ambulatory surgical centers. To date, CRH has completed 23 anesthesia acquisitions. CRH now serves 52 ambulatory surgical centers in 11 states and performs approximately 333,000 procedures annually. In addition, CRH owns the CRH O'Regan System, a single-use, disposable, hemorrhoid banding technology that is safe and highly effective in treating all grades of hemorrhoids. CRH distributes the O'Regan System, treatment protocols, operational and marketing expertise as a complete, turnkey package directly to gastroenterology practices, creating meaningful relationships with the gastroenterologists it serves. CRH's O'Regan System is currently used in all 48 lower US states.

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SOURCE CRH Medical Corporation

View original content: http://www.newswire.ca/en/releases/archive/July2019/30/c9966.html

%CIK: 0001461119

For further information: CRH Medical Corporation, Richard Bear, Chief Financial Officer, 425-658-0151, rbear@crhmedcorp.com, http://investors.crhsystem.com/

CO: CRH Medical Corporation

CNW 08:30e 30-JUL-19